UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On May 19, 2017, Elliott issued the following letter and the materials attached hereto as Exhibit 1 to the Company’s shareholders, which were also posted by Elliott to www.NewArconic.com:

 May 18, 2017

Dear Fellow Arconic Shareholder:

You are receiving this letter because you are a shareholder of Arconic Inc. (“Arconic” or the “Company”), which was formerly a part of Alcoa Inc. This letter is the last one you will receive from us during this contest and contains important information about your investment.

The Arconic Shareholders Meeting will be held this Thursday at 9:00AM EDT, May 25, 2017. Only votes received by 11:59pm EDT on Wednesday, May 24, 2017 are certain to be counted. Instructions are enclosed detailing available voting methods: You can still vote by internet or by phone to ensure that your vote is processed as quickly as possible.

If you have already returned the white proxy card, it is especially important that you vote the BLUE proxy card. The enclosed BLUE proxy card gives you the power to choose a brighter future for a New Arconic that is ready to rise.

Both Leading Independent Proxy Advisory Firms Recommended Voting BLUE

In addition to the many independent voices from the media, research analysts and fellow shareholders voicing support for the shareholder nominees on the BLUE card, you may have heard that both of the leading proxy advisory firms – Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”) -- also recently recommended a vote on the BLUE card for real change at Arconic.

ISS advised its clients to vote the BLUE card:

•	“On balance … the evidence produced by [Elliott] appears to overwhelm the board’s case, which is often based on less convincing assumptions.”

Glass Lewis advised its clients to vote for all of the nominees on the BLUE card:

•	“[W]e believe this contest is about holding incumbent directors responsible for the Company's value destruction, governance deficiencies, and unwillingness to embrace value creative change. In our opinion, Elliott has highlighted a compelling case of underperformance and governance inadequacies that continue to be largely overlooked by the board.”

We wholeheartedly agree with these conclusions and welcome and appreciate both recommendations to vote BLUE.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

NewArconic.com	2

The Current Board Refuses to Embrace Change

Last month, Arconic Chairman and CEO Klaus Kleinfeld resigned after sending a letter threatening to intimidate or extort a senior officer at the Company’s largest shareholder. The problem is, this act was hardly an isolated event and Arconic’s Board of Directors should have fired Dr. Kleinfeld long ago.

Under Dr. Kleinfeld, Alcoa’s shares declined nearly 70% in value, yet Dr. Kleinfeld was rewarded for these results and paid $128 million by the Board.

For the past nine years, Arconic’s Board aided Klaus Kleinfeld in destroying enormous amounts of shareholder value. The Board then repeatedly and stubbornly ignored the warning signs that Dr. Kleinfeld was acting unethically to save his job, even after he was caught trading away Company assets in exchange for an investor’s agreement to vote for management.

Then Dr. Kleinfeld threatened a shareholder. He has since resigned in disgrace. Incredibly, the Board is still asking shareholders to trust its judgment, even though it proclaims that it will continue to rigidly adhere to the same failed “strategy” that has consistently produced such poor operational performance and abysmal shareholder returns.

“The Board reaffirms the strategy developed under Mr. Kleinfeld’s leadership and shared with our investors, customers and employees.” – Arconic Press Release, April 17, 2017

“There are no plans to change our strategy or direction as a company.” – David Hess letter to employees, April 17, 2017

“The Board believes that Arconic has the right strategy and is executing well on that strategy.” – Pat Russo letter to employees, April 17, 2017

“I would say probably the answer is yes to that.” – David Hess, Interim CEO, when asked whether it is a precondition for the next CEO to sign on to the company’s pre-existing three-year plan, Arconic 1Q17 Conference Call, April 25, 2017

“Board is unanimously supportive of Arconic’s current strategy.” – Arconic Presentation, May 4, 2017

Has the Board learned anything from recent events?

It is time for shareholders to ask: If a 70% decline in the value of your investment resulted from the “strategy” and “leadership” now repeatedly endorsed by Arconic’s Board, why should we trust this Board with our Company’s future?

While Arconic's Board is promising “more of the same,” a continuation of the dismal status quo endorsed by the Board is the last thing that Arconic’s shareholders can afford.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

NewArconic.com	3

The BLUE Proxy Card Is the Right Vote for Arconic

Even Arconic’s Board has acknowledged that all of the shareholder nominees on the BLUE proxy card are highly qualified, independent and worthy of Board membership – at one point even trying to recruit two of them to its slate. However, we remain convinced that the only realistic way to produce the kind of meaningful change Arconic needs is through the election of all four of these highly qualified nominees to Arconic’s Board.

We are asking for your support for four new independent, highly qualified directors:

•	Christopher L. Ayers – Former Alcoan and experienced operating executive, aerospace components expert
•	Elmer L. Doty – Former CEO of Vaught Aircraft, over 40 years of leadership experience in heavy industry
•	Bernd F. Kessler – Former CEO of SR Technics, extensive aerospace operating experience
•	Patrice E. Merrin – Experienced business executive and board director, has led two CEO search processes

You can also hear from these exceptional nominees in their own words by typing the following URL into your web browser:

http://newarconic.com/meet-shareholder-nominees

We think this “New Arconic” plan could increase the value of your investment substantially – to as much as $33-$46 per share.

By contrast, the white proxy card is a white flag of surrender to a Board that has promised to continue the same failed strategy that produced a 70% decline in the value of your investment.

Our firm, Elliott Management, manages funds with a combined 13.2% economic interest in Arconic, making us the Company’s largest shareholder. We have no special rights and enjoy no preferences. Our decision to make such a large investment was not made to produce a quick buck. We are long-term investors, and we are highly committed to seeing Arconic improve in ways that will maximize investment returns for all shareholders.

ISS and Glass Lewis recommend voting BLUE. Now, it’s time to make your choice.

You can take action to protect your investment and help us bring real change to Arconic. Arconic is ready to rise. Please vote using only the BLUE proxy card today.

Thank you,

Elliott Management Corporation

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

NewArconic.com	4

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Elliott urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with Elliott’s recommendations on the other proposals on the agenda for the 2017 Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our four Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

Okapi Partners is assisting Elliott with its effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720

Call Toll-Free at: (877) 869-0171

E-mail: info@okapipartners.com

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD

Item 2: On May 18, 2017, Elliott sent the following email to certain shareholders:

Dear Fellow Arconic Shareholder -

During the upcoming proxy vote, Arconic shareholders face an important choice. You may have received a lot of materials from both sides but the choice is actually very simple:

  Voting the Blue Proxy Card is supporting a group of highly qualified, independent directors with a plan to improve Arconic by empowering employees and increasing shareholder returns.
  Voting the White Proxy Card is supporting entrenched board members who have overseen major ethical lapses, wasteful spending, and produced one of the worst returns for shareholders in the entire S&P 500.

The Blue Proxy Card is a vote for four extremely qualified leaders who have proven their ability to improve companies and increase shareholder returns. You can hear directly from them in the following video.

Arconic is a company with enormous potential because of its employees, technology and assets. With new leadership, we believe that potential can be realized, which is why we are the largest shareholder and long-term investors in Arconic.

Please visit newarconic.com to find out more or contact our proxy solicitor Okapi Partners at info@okapipartners.com to cast your vote.

The Blue Proxy Card is a vote for a plan that builds a stronger Arconic for the long-term.

Sincerely,

Elliott Management Corporation

Item 3: On May 19, 2017, Elliott issued the following advertisements:

LinkedIn:

 Facebook:

Twitter:

Item 4: On May 19, 2017, the following materials were posted by Elliott to www.NewArconic.com: